As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-268235

Registration No. 333-264812

Registration No. 333-260945

Registration No. 333-250964

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-268235

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-264812

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-260945

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-250964

UNDER

THE SECURITIES ACT OF 1933

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

85-3911080

(I.R.S Employer Identification Number)

c/o AbbVie, Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Perry C. Siatis

Executive Vice President, General Counsel and Secretary

c/o AbbVie, Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

(847) 932-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric L. Schiele, P.C.

Carlo Zenkner, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Registrant”), and are being filed to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement (No. 333-268235), filed with the SEC on November 8, 2022.

•	Registration Statement (No. 333-264812), filed with the SEC on May 10, 2022.

•	Registration Statement (No. 333-260945), filed with the SEC on November 10, 2021.

•

Registration Statement (No. 333-250964), filed with the SEC on November 25, 2020, as amended by Post-Effective Amendment No. 1, filed with the SEC on March 24, 2021 and Post-Effective Amendment No. 2, filed with the SEC on November 10, 2021.

On August 1, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2023, by and among AbbVie Inc., a Delaware corporation (“AbbVie”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned subsidiary of AbbVie (“Intermediate Holdco”), Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of AbbVie (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chicago, State of Illinois, on August 1, 2024.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ Scott T. Reents
Name: Scott T. Reents
Title: President

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.